  As filed with the Securities and Exchange Commission on March 8, 1994

                                                           Registration No.33-
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    under
                         THE SECURITIES ACT OF 1933
                             -------------------
                           Capital Cities/ABC, Inc.
           (Exact name of registrant as specified in its charter)

          New York                                              14-1284013
(State or other jurisdiction of                             (I.R.S. employer
incorporation or organization)                            identification number)

             77 West 66th Street, New York, New York 10023-6298
                                (212)456-7777
        (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                          1991 STOCK OPTION PLAN OF
                          CAPITAL CITIES/ABC, INC.
                          (Full title of the plan)
                             -------------------
                             RONALD J. DOERFLER
               Senior Vice President & Chief Financial Officer
                          Capital Cities/ABC, Inc.
             77 West 66th Street, New York, New York 10023-6298
                                (212)456-6019
     (Name, address, including zip code and telephone number, including area code, of agent for service)
                             -------------------
                       CALCULATION OF REGISTRATION FEE
================================================================================

                                      Proposed         Proposed
                          Amount      maximum          maximum       Amount of
Title of securities       to be     offering price     aggregate    registration
 to be registered       registered   per share      offering price      fee
- ---------------------------------------------------------------------------------
Common stock par value
$1.00 per share.........60,000      $670.375(1)     $40,222,500(1)  $13,869.80(1)

(1) In accordance with the terms of the 1991 Stock Option Plan, the option price shall not be less than 100% of the fair market value of the common stock at the time the option is granted. In accordance with Rule 457(c), the aggregate offering price and the amount of the registration fee are computed on the basis of the average of the high and low prices reported in the consolidated reporting system on March 2,1994.
                             -------------------
    Pursuant to Rule 429 of the Rules and Regulations promulgated under the Securities Act of 1933, the Prospectus relates also to shares of common stock of the Company included in Registration Statements No. 33-16206 and No. 2-86863.

================================================================================

     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.






                          Capital Cities/ABC, Inc.

                                 ----------

                           1991 STOCK OPTION PLAN

                                 ----------

                             SUMMARY OF THE PLAN









                                MARCH 1, 1994

                    SUMMARY OF THE 1991 STOCK OPTION PLAN

General Information Regarding the Plan

     The 1991 Stock Option Plan of Capital Cities/ABC, Inc. (the "Plan") was adopted by the Board of Directors of Capital Cities/ABC, Inc. (the "Company") on March 19, 1991 and was thereafter approved by the shareholders of the Company on May 7, 1991. It became effective as of March 19, 1991. The Plan provides for the granting of options to purchase an aggregate of up to 500,000 shares of the Company's common stock, $1.00 par value ("Common Stock"), subject to adjustment for stock splits and other changes in the Company's capital structure. The Plan is to remain in effect for the grant of options until March 19, 2001 and for the subsequent exercise of such options, unless it is sooner terminated by the Company's Board of Directors. Either incentive stock options or non-qualified options may be granted under the Plan (See "Tax Consequences" below for a description of the difference between incentive stock options and non-qualified options).

     The purposes of the Plan are to provide a greater community of interest between the shareholders and key employees of the Company, to facilitate the purchase by such employees of shares of stock in the Company, to encourage such employees to remain in the employ of the Company and to assist the Company in retaining the services of its key employees.

Participation

     Options may be granted to such key employees (including officers) of the Company and its subsidiaries as the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") shall select. The Plan does not limit the number of options which may be granted to an employee or the number of shares which may be subject to an option, except that (i) the aggregate fair market value of Common Stock (determined at the time the option is granted) with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000, and (ii) no incentive stock option may be granted to an employee who owns (at the time the option is granted) stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or any of its parent corporations or subsidiary corporations.

     Shares to be issued upon exercise of an option under the Plan may be authorized but unissued shares or treasury shares, as the Board of Directors of the Company may determine. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Plan.

Administration

     The Plan is administered by the Compensation Committee. The members of the Compensation Committee are appointed by and serve at the discretion of the Board of Directors of the Company and their tenure can be terminated at any time. In its discretion the Board may appoint another and different committee to administer the Plan. The Compensation Committee, subject to the express provisions of the Plan, shall have authority, in its discretion, to determine the individuals who shall receive options, the kind of options to be granted, the times when options are to be granted and the number of shares to be subject to each option; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the provisions of option agreements (other than the required terms described below); to construe option agreements and the Plan; and to make all other determinations necessary and advisable for the administration of the Plan.

Provisions of Options

     Each option shall be granted pursuant to an agreement with the optionee. The Compensation Committee shall determine the provisions of each such agreement subject to the following:

          (a) The option price shall not be less than 100% of the fair market value of the Common Stock at the time the option is granted.

          (b) The term of an incentive stock option may not exceed 10 years from the date it is granted.

          (c) The term of a non-qualified option may not exceed 11 years from the date it is granted.

          (d) An option may not be transferred, assigned, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) by an optionee except by will or by the laws of descent and distribution, and may be exercised, during his lifetime, only by the optionee.

          (e) Unless an Accelerating Event occurs (see below), no option may be exercised, in whole or in part, earlier than one year from the date it is granted. If an Accelerating Event occurs, all options granted more than six months prior thereto shall be exercisable in full.

          (f) Unless an Accelerating Event occurs (see below), (i) an option having a term of at least four years shall not be exercisable earlier than in cumulative annual portions at the rate of 25% of the total number of shares subject to such option, and (ii) an option having a term of less than four years shall not be exercisable earlier than in cumulative annual portions equal to the total number of shares subject to such option divided by the number of years of the term of such option. If an Accelerating Event occurs (see below), all options granted more than six months prior thereto shall be exercisable in full.

          (g) An option may be exercised within three months after the date of an optionee's termination of employment (or within 12 months after that date if the optionee's termination of employment was on account of his death of disability), but only to the extent the option is otherwise exercisable on that date.

          (h) The exercise price of any option may be paid, at the optionee's election, either in cash or by his delivery of shares of Common Stock previously held by him at their fair market value.

     An Accelerating Event shall be deemed to have occurred if (i) any person or group, other than Berkshire Hathaway Inc. ("Berkshire") and certain of its subsidiaries ("Berkshire Subsidiaries") through which Berkshire as of the date hereof owns 2,000,000 shares of the Company's Common Stock, shall have acquired beneficial ownership of 20% or more of the outstanding Common Stock, or if Berkshire and the Berkshire Subsidiaries shall have acquired beneficial ownership of more than 30% of the outstanding Common Stock; (ii) more than 50% of the membership of the Board of Directors shall have been replaced without the approval of a majority of the incumbent Directors; or (iii) the shareholders of the Company shall have approved a complete reorganization, merger or consolidation, liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company other than in certain specified circumstances which do not constitute a change in control of the management or the equity owenership of the Company.


TERMINATION AND AMENDMENT

      The Board of Directors, in its discretion and at any time, may modify, amend or terminate the Plan; however, no modification or amendment may be made without the approval of the shareholders of the Company which would increase the maximum aggregate number of shares which may be issued under the Plan, change the class of employees who are eligible for the grant of options, reduce the option price, extend the termination date of the Plan, or increase the period of time during which options may be exercised. Neither termination of the Plan, nor any modification or amendment thereof, may adversely affect any rights under an option previously granted under the Plan without the consent of the optionee.

     In the event of stock dividends, stock splits, or similar changes to the Common Stock registered hereby, the Compensation Committee is to make appropriate proportional adjustments to the number of securities deliverable upon exercise of an option and to the exercise price of an option.


TAX CONSEQUENCES

     Options may be granted under the Plan which are (i) incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code ("the Code") or (ii) options other than incentive stock options (i.e., non-qualified options).

     The federal income tax consequences of an incentive stock option are as follows: An employee realizes no income upon the grant of an option to him.
An optionee who has held his shares for two years after the grant of the option and for one year after he receives the shares upon its exercise will not incur any federal income tax liability as a result of the exercise of the option (except that the spread between the option exercise price and the fair market value of the Common Stock at the time of exercise will be includable in his alternative minimum taxable income), and he will realize taxable long-term capital gain upon a subsequent sale of his shares at a price greater than the option price. No deduction will be allowable to the Company for federal income tax purposes in connection with the grant or exercise of an incentive stock option. However, if the optionee sells his shares without complying with the above holding periods, he will have ordinary compensation income in the year of sale equal to the difference between the option price and the value of the Common Stock when the option was exercised (or, in certain cases, the sale price, if lower). The Company would be entitled to a federal income tax deduction in the amount of such income.

     An employee will also realize no income upon the grant to him of a non-qualified option. However, the general rule is that the holder of a non-qualified option will realize taxable ordinary income at the time of the exercise of his option in an amount equal to the excess of the fair market value of the shares acquired at the time of such exercise over the option exercise price, and such amount will be deductible by the Company for income tax purposes. Any gain or loss realized by the optionee upon a subsequent sale of his shares will be a capital gain or a capital loss, and such gain or loss will be long-term or short-term depending upon the length of time the optionee held the stock after he acquired it.

     The application of the tax law to each individual will vary depending on his own particular circumstances. Each individual should therefore consult his own personal advisor with respect to the tax effects of his exercise of any option granted under the Plan and his sale or other disposition of any Common Stock acquired upon the exercise of an option.

     The Plan is not qualified under Section 401(a) of the Code nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974.

Miscellaneous

     Any holder of a non-qualified option has the right to elect irrevocably to pay any federal, state or local withholding taxes in connection with the exercise of such option by (i) requesting the Company to withhold shares of Common Stock otherwise deliverable to him upon such exercise and/or (ii) delivering to the Company shares of Common Stock already held by him. This election involving the payment of withholding taxes on a non-qualified option exercise must be made prior to the date (the "Tax Date") that the amount of tax to be withheld is determined, and the number of shares of Common Stock to be withheld or delivered will be determined on the Tax Date. An optionee's election to pay the withholding taxes by these methods is subject to the approval of the Compensation Committee.

     If the non-qualified option holder is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), this election for the payment of the withholding taxes must be made at least six months prior to the date he exercises his options, or during a "window period" occurring between the third and 12th business days following the date of the Company's public release of its quarterly or annual sales and earnings figures.

     An option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an option, or upon a levy or any attachment or similar process with respect to an option, the term of the option shall terminate and the option shall immediately become null and void.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or either (1) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (2) the Company's effective registration statement on Form 10 filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company documents referred to in (a) above.

          (c) The description of the Common Stock contained in a registration statement filed under Section 12 of the Exchange Act, including any amend-ment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each optionee under the Plan, upon written or oral request, copies of the foregoing documents incorporated herein by reference, other than exhibits to such documents if such exhibits are not themselves incorporated by reference in such documents. The Company will also provide without charge to each optionee under the Plan, who does not otherwise receive such material, copies of all reports, proxy statements and other communications distributed to the Company's security holders generally. Written or telephone requests for any of these documents, or requests for additional information about the Plan or its administrators, should be directed to: Capital Cities/ABC, Inc., 77 West 66th Street, New York, New York 10023-6298, attention: Philip R. Farnsworth, Secretary, or call (212) 456-7213.

                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or either (1) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (2) the Company's effective registration statement on Form 10 filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the
     Company documents referred to in (a) above.

          (c) The description of the Common Stock contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers

     The Registrant maintains a policy of insurance with a face amount of $10,000,000 (subject to certain deductible and co-insurance provisions) covering its officers and directors and indemnifying them against loss on account of claims made against them, including, but not limited to, damages, judgments, statements, costs and the costs of defense of such claims, arising from any error, misstatement or misleading statement, act or omission, or neglect or breach of duty committed, attempted or allegedly committed or attempted by such officer or director in discharge of his duties to the Registrant. The policy is sufficiently broad to cover liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's By-laws provide that its directors and elected officers shall be indemnified to the fullest extent permitted by Section 721 of the New York Business Corporation Law against judgments, fines, amounts paid in settlement, and costs, charges and other expenses in connection with any actual or threatened action or proceeding whether civil, criminal, administrative or legislative, whether involving any actual or alleged breach of duty, neglect or error, any accountabilities, or any actual or alleged misstatement, misleading statement or other act or omission, including any action by or in the right of the Registrant to procure a judgment in its favor, arising out of their service to the Registrant or to another organization at the Registrant's request. No indemnification will be provided, however, if a judgment or other final adjudication establishes that a director or elected officer acted in bad faith or with active and deliberate dishonesty and such conduct was material to the cause of action or if a director or elected officer personally gained a financial profit to which he was not legally entitled. As used herein, "elected officer" shall include only a person who shall have been elected, designated or appointed to act as an officer of the Registrant by the Board of Directors but shall not include any person designated or appointed an officer of the Registrant, or any of its divisions or operating units, by an individual whether acting under authority delegated by the Board of Directors or in any other manner. Also, the Business
Corporation Law of the State of New York provides generally for indemnification against judgments, fines, amounts paid in settlement and reasonable expenses where the director or officer was acting on behalf of the Registrant, in its best interests, and had no reasonable cause to believe that his conduct was unlawful. These provisions may be sufficiently broad to permit indemnification for liabilities arising under the Securities Act.

Item 8. Exhibits

     5  --Opinion of Hall, Dickler, Lawler, Kent & Friedman.
    23  --Consent of Hall, Dickler, Lawler, Kent & Friedman (contained in their opinion filed as Exhibit 5).
    24 --Powers of Attorney from the members of the Board of Directors of the Company.

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 8th day of March 1994.

                                          CAPITAL CITIES/ABC, INC.

                                          By /s/ RONALD J. DOERFLER
                                             -----------------------------
                                                  (Ronald J. Doerfler)
                                               Senior Vice President and
                                                Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


         SIGNATURE                            TITLE                           DATE
         ---------                            -----                           ----
Principal Executive Officer:

    /s/ THOMAS S. MURPHY
- ------------------------------     Chairman of the Board, and Chief       March 7, 1994
     (Thomas S. Murphy)             Executive Officer and Director

Principal Financial Officer:

    /s/ RONALD J. DOERFLER
- ------------------------------     Senior Vice President and Chief        March 7, 1994
     (Ronald J. Doerfler)                Financial Officer

Controller:

    /s/ ALLAN J. EDELSON
- ------------------------------     Vice President and Controller          March 7, 1994
     (Allan J. Edelson)

Directors:

             *
- ------------------------------                Director                    March 7, 1994
     (Robert P. Bauman)

             *
- ------------------------------                Director                    March 7, 1994
     (Nicholas F. Brady)

             *
- ------------------------------                Director                    March 7, 1994
     (Warren E. Buffet)

             *
- ------------------------------                Director                    March 7, 1994
     (Daniel B. Burke)

             *
- ------------------------------                Director                    March 7, 1994
     (Frank T. Cary)

             *
- ------------------------------                Director                    March 7, 1994
     (John B. Fairchild)

             *
- ------------------------------                Director                    March 7, 1994
     (Leonard H. Goldenson)


         Signature                    Title               Date
         ---------                    -----               ----

            *
- ----------------------------         Director         March 7, 1994
      (Frank S. Jones)

            *
- ----------------------------         Director         March 7, 1994
    (Ann Dibble Jordan)

            *
- ----------------------------         Director         March 7, 1994
   (John H. Muller, Jr.)

            *
- ----------------------------         Director         March 7, 1994
    (Wyndham Robertson)

            *
- ----------------------------         Director         March 7, 1994
 (M. Cabell Woodward, Jr.)


 * /s/ RONALD J. DOERFLER
- ----------------------------
       Ronald J. Doerfler,
        Attorney-in-Fact

                                EXHIBIT INDEX
                                -------------

        Exhibits                                                                   Page no.
        --------                                                                   --------
     5  --Opinion of Hall, Dickler, Lawler, Kent & Friedman.
    23  --Consent of Hall, Dickler, Lawler, Kent & Friedman (contained in their opinion filed as Exhibit 5).
    24  --Powers of Attorney from the members of the Board of Directors of the
          Company.